December 2007 Preliminary Terms No. 447 Registration Statement No. 333-131266 Dated November 26, 2007 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due March 12, 2008
Reverse Convertible Securities
RevCons offer a short-term, enhanced yield strategy that pays a periodic, above-market, fixed rate coupon (per annum) in return for the risk that the RevCons will redeem for shares of the underlying stock of a specific underlying company at maturity if the closing price of the underlying stock trades at or below the trigger price on any trading day up to and including the determination date.  The value of these shares will be less than the value of the investor’s initial investment and may be zero, and the investor has no opportunity to participate in any upside.  Alternatively, if the underlying stock never trades at or below the trigger price, the RevCons will return the stated principal amount at maturity.  The coupon is paid regardless of the performance of the underlying stock.  RevCons are not principal protected. These preliminary terms offer three separate RevCons, each relating to the common stock of a different underlying company.
SUMMARY TERMS FOR ALL REVCONS
Issuer:	Morgan Stanley
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day up to and including the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Trigger event:	Closing price trigger event
Initial share price:	The initial share price for each RevCons will be the closing price of the underlying stock on the pricing date.
Determination date:	The determination date for each RevCons is three business days before the maturity date of that RevCons.
Exchange ratio:	The stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Trigger price:	The trigger price specified for each RevCons is equal to the product of the trigger level times the initial share price.
Coupon:	Payable monthly at the specified interest rate beginning January 12, 2008.
Pricing date:	December 7, 2007
Original issue date:	December 12, 2007
Listing:	The RevCons will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated

SPECIFIC TERMS FOR EACH REVCONS
Underlying stock:	Apple Inc. (“AAPL”)	Deere & Company (“DE”)	Foster Wheeler Ltd. (“FWLT”)
Maturity date:	March 12, 2008	March 12, 2008	March 12, 2008
Interest rate:	25% - 27% per annum	16% - 18% per annum	29.5% - 31.5% per annum
Trigger level:	80%	80%	80%
Determination date:	March 7, 2008	March 7, 2008	March 7, 2008
CUSIP:	617446Z44	617446Z69	617446Z51
Initial share price:	$	$	$
Trigger price:	$	$	$
Exchange ratio:
Aggregate principal amount:	$	$	$

	Per AAPL RevCons	Total	Per DE RevCons	Total	Per FWLT RevCons	Total
Price to public	$1,000		$$1,000		$$1,000	$
Agent’s commissions(1)	$	$	$	$	$	$
Proceeds to company	$	$	$	$	$	$

(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for reverse convertible securities (“RevCons”).

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Prospectus Supplement for RevCons dated March 2, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

RevConsSM
Three RevCons Each Due March 12, 2008

Investment Overview

RevConsSM

Reverse Convertible Securities
RevCons pay a periodic, above-market, fixed rate coupon, on a per annum basis.  At maturity, the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the specified trigger price on any day over the term of the RevCons, a number of shares of underlying stock worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares.  RevCons are not principal protected and offer no potential for appreciation.  The value of any underlying stock delivered at maturity per RevCons, and accordingly its cash value, will be less than the stated principal amount of the RevCons, and may be zero.

Underlying Stock Overview

Apple Inc.
Apple Inc. designs, manufactures and markets personal computers, portable digital music players and mobile communication devices. Its SEC file number is 000-10030.
Information as of market close on November 20, 2007
Bloomberg Ticker: AAPL Current Stock Price: $168.85 Current Dividend Yield: 0%	52 Weeks ago: $86.47 52 Week High (on 11/6/07): $191.79 52 Week Low (on 12/28/06): $80.87
Deere & Company
Deere & Company is engaged in the production of agricultural, commercial, consumer, construction and forestry equipment, as well as the financing of sales and leases of the equipment it produces.  Its SEC file number is 001-4121.

Information as of market close on November 20, 2007
Bloomberg Ticker: DE Current Stock Price: $145.00 Current Dividend Yield: 1.36%	52 Weeks ago: $89.41 52 Week High (on 11/6/07): $160.30 52 Week Low (on 1/5/07): $90.89
Foster Wheeler Ltd.
Foster Wheeler Ltd. engineers, designs and constructs facilities for various industries, including energy, chemical and petrochemical, biotechnology and healthcare. Its SEC file number is 001-31305.
Information as of market close on November 20, 2007
Bloomberg Ticker: FWLT Current Stock Price: $135.10 Current Dividend Yield: 0%	52 Weeks ago: $50.57 52 Week High (on 11/8/07): $154.96 52 Week Low (on 1/9/07): $47.20

Each underlying stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by the issuer of each underlying stock pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number detailed above through the Securities and Exchange Commission’s website at http://www.sec.gov.  In addition, information regarding the issuer of each underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information, please see “Information about the Underlying Stock” in these preliminary terms. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding any issuer of underlying stock is accurate or complete.

December 2007	Page 2

RevConsSM
Three RevCons Each Due March 12, 2008

Key Investment Rationale

The RevCons offer a short term income oriented strategy linked to the relevant underlying stock.

▪	A coupon per annum which is higher than the current dividend yield on the underlying stock.

▪	No potential to participate in any appreciation in the underlying stock.

▪	RevCons are not principal protected.

Key Benefits

The RevCons pay an above market coupon in exchange for downside exposure to the underlying stock, with only contingent protection against declines in the underlying stock.  If the closing price of the underlying stock declines to, or below, the trigger price on any trading day from, and including, the pricing date to, and including, the determination date, you will then be subject to full downside exposure to the underlying stock.

Enhanced Yield	▪ A monthly coupon, the rate per annum of which is higher than the current dividend yield on the underlying stock. ▪ The coupon will be paid regardless of the performance of the underlying stock.
Best Case Scenario

▪      If the closing price of the underlying stock never declines to or below the trigger price, the RevCons will redeem, at maturity, for the stated principal amount, resulting in a total return on a per annum basis equal to the coupon.  You will not participate in any appreciation in the underlying stock, even if the underlying stock is above the initial share price on the determination date.

Worst Case Scenario

▪      If the closing price of the underlying stock declines to or below the trigger price on any day during the term of the RevCons and, on the determination date, is at a level below its initial share price, the RevCons will redeem for an amount of underlying stock worth substantially less than the stated principal amount and which may be zero.  In this worst case scenario, the RevCons will have outperformed the underlying stock on a per annum basis by the coupon.

Summary of Selected Key Risks (see page 8)

▪	No guaranteed return of principal.

▪	The RevCons will not provide investors with any appreciation in the underlying stock.

▪	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	If the RevCons are accelerated, you may receive an amount worth substantially less than the stated principal amount of the RevCons.

▪	The issuer of an underlying stock is not involved in the offering for the RevCons in anyway. Neither the issuer nor the underwriter has made any due diligence inquiry in connection with the offerings.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect an underlying stock.

▪	Credit risk to Morgan Stanley whose credit rating is currently Aa3/AA-.

▪	The U.S. federal income tax consequences of an investment in the RevCons are uncertain.

December 2007	Page 3

RevConsSM
Three RevCons Each Due March 12, 2008

Fact Sheet

These preliminary terms offer three separate RevCons, each relating to the common stock of a different underlying company (“underlying stock”).  Each RevCons provides exposure to a single underlying stock.  You may choose to invest in only one of the RevCons described below or in more than one.
The RevCons offered are all senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate per annum specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by the preliminary terms for each RevCons set forth below.  At maturity the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying stock for the particular RevCons on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the specified trigger price on any day over the term of the RevCons, a number of shares of underlying stock worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares. The RevCons do not guarantee any return of principal at maturity. The RevCons are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
“RevCons” is a service mark of Morgan Stanley.

Expected Key Dates Applicable to All RevCons
Pricing date:	Original issue date (settlement date):	Maturity date:
December 7, 2007	December 12, 2007 (three business days after the pricing date)	March 12, 2008

Key Terms Applicable to All RevCons
Issuer:	Morgan Stanley
Issue price:	$1,000 per RevCons
Stated principal amount:	$1,000 per RevCons
Denominations:	$1,000 and integral multiples thereof.
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day up to, and including, the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Initial share price:	The initial share price for each RevCons will be the closing price of the underlying stock on the pricing date.
Determination date:	The determination date for each RevCons is three business days before the maturity date of that RevCons.
Exchange ratio:	The stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Exchange factor:
Initially equal to 1.0, but will be adjusted to reflect certain corporate events affecting the underlying stock.  The closing price of the underlying stock and the exchange ratio will be adjusted by the exchange factor.

Coupon:	Payable monthly at the specified interest rate beginning January 12, 2008.
Trigger price:	The trigger price specified for each RevCons is equal to the product of the trigger level times the initial share price.
Trigger event:	Closing price trigger event
Postponement of maturity date:
If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second trading day following the determination date.

Specific Terms for Each RevCons
Underlying stock:	Apple Inc. (“AAPL”)	Deere & Company (“DE”)	Foster Wheeler Ltd. (“FWLT”)
Maturity date:	March 12, 2008	March 12, 2008	March 12, 2008
Interest rate:	25% - 27% per annum	16% - 18% per annum	29.5% - 31.5% per annum
Trigger level:	80%	80%	80%
Determination date:	March 7, 2008	March 7, 2008	March 7, 2008
CUSIP:	617446Z44	617446Z69	617446Z51
Initial share price:	$	$	$
Trigger price:	$	$	$
Exchange ratio:
Aggregate principal amount:	$	$	$
Risk factors:	Please see “Risk Factors” on page 8.

December 2007	Page 4

RevConsSM
Three RevCons Each Due March 12, 2008

General Information
Listing:	The RevCons will not be listed on any securities exchange.
Tax considerations:
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.  Pursuant to the terms of the RevCons and subject to the discussion in the accompanying prospectus supplement for RevCons under “United States Federal Taxation,” you agree with the issuer to treat a RevCons as a unit consisting of (i) a put right written by you to the issuer, that if exercised, requires you to pay the issuer an amount equal to the deposit (as described below) in exchange for shares of the respective underlying company (and cash in lieu of fractional shares), or at the issuer’s option, the cash value of such shares of the respective underlying company and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the put right.  Assuming the characterization of the RevCons as set forth above is respected, a portion of the coupon on the RevCons will be treated as the yield on the deposit, and the remainder will be attributable to the put premium, as described in the section of the accompanying prospectus supplement for RevCons called “United States Federal Taxation — Tax Consequences to U.S. Holders — Tax Treatment of the RevCons — RevCons with a Term of More Than One Year.”  The yield on the deposit will be determined as of the pricing date and set forth in the applicable pricing supplement to the accompanying prospectus supplement for RevCons.
Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons concerning the U.S. federal income tax consequences of investing in the RevCons.
You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the RevCons, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries.
On, or prior to, the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the RevCons  by taking positions in the underlying stock, in options contracts on the underlying stock listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the price of the underlying stock, and, accordingly, potentially increase the initial share price and the trigger price of the RevCons, and, therefore, the price at which the underlying stock must close over the term of the RevCons, and on the determination date, before you would receive for each RevCons at maturity an amount of cash or common stock worth as much as the stated principal amount of the RevCons.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for RevCons.

ERISA:	See “ERISA” in the prospectus supplement for RevCons.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the RevCons.  We encourage you to read the accompanying prospectus supplement for RevCons and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

December 2007	Page 5

RevConsSM
Three RevCons Each Due March 12, 2008

How RevCons Work

The following payment scenarios illustrate the potential returns on the RevCons at maturity.

Payment Scenario 1
The closing price of the underlying stock never falls to or below the trigger price during the term of the RevCons, and you receive the monthly coupon until maturity with a full return of principal at maturity.  You will not participate in any appreciation of the underlying stock, even if the underlying stock is above its initial share price on the determination date.

Payment Scenario 2
The closing price of the underlying stock falls to or below the trigger price during the term of the RevCons and the closing price is at a level below the initial share price on the determination date, in which case, at maturity, RevCons redeem for underlying stock (or, at our option, the cash value of the underlying stock) worth substantially less than the stated principal amount of the RevCons based on the closing price of underlying stock on the determination date.  You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the RevCons

The following examples illustrate the payment at maturity on the RevCons (assuming a three month term) for a range of hypothetical closing prices for a hypothetical underlying stock on a hypothetical determination date, depending on whether the closing price of the underlying stock on the determination date is less than the initial share price and whether, during the term of the RevCons, the closing price of the underlying stock has or has not decreased to or below the hypothetical trigger price.
The hypothetical examples are based on the following hypothetical values:
▪ Stated principal amount (per RevCons):	$1,000
▪ Initial share price:	$100 (the closing price of one share of the hypothetical underlying stock on the pricing date)
▪ Exchange ratio:	10 (the $1,000 stated principal amount per RevCons divided by the initial share price)
▪ Trigger price:	$80 (80% of the initial share price)
▪ Coupon per annum:	9%

TABLE 1: At maturity, unless the closing price of the hypothetical underlying stock on the determination date is less than the initial share price and the closing price of the hypothetical underlying stock has decreased to or below the trigger price on any trading day from and including the pricing date to and including the determination date, your payment at maturity per RevCons will equal the stated principal amount of the RevCons in cash.  This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a three month term) on a $1,000 investment in the RevCons on the basis that the closing price of the hypothetical underlying stock has not decreased to or below the hypothetical trigger price of $80.

Hypothetical underlying stock closing price on determination date	Value of cash delivery amount at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$81.00	$1,000	$22.50	$1,022.50
$90.00	$1,000	$22.50	$1,022.50
$100.00	$1,000	$22.50	$1,022.50
$120.00	$1,000	$22.50	$1,022.50
$140.00	$1,000	$22.50	$1,022.50
$160.00	$1,000	$22.50	$1,022.50

December 2007	Page 6

RevConsSM
Three RevCons Each Due March 12, 2008

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a three month term) on a $1,000 investment in the RevCons if the closing price of the hypothetical underlying stock has decreased to or below the hypothetical trigger price of $80 on any trading day from and including the pricing date to and including the determination date.   In each of these examples, where the closing price of the hypothetical underlying stock on the determination date is less than the initial share price, the payment at maturity would be made by delivery of shares of the hypothetical underlying stock, or at our option, the cash value of the hypothetical underlying stock as of the determination date.  In each of these examples, where the closing price on the determination date is at or above the initial share price, the payment at maturity will equal the stated principal amount in cash.

Hypothetical underlying stock closing price on determination date	Value of shares of hypothetical underlying stock or cash delivered at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$0.00	$0	$22.50	$22.50
$25.00	$250	$22.50	$272.50
$50.00	$500	$22.50	$522.50
$80.00	$800	$22.50	$822.50
$91.00	$910	$22.50	$932.50
$100.00	$1,000	$22.50	$1,022.50
$125.00	$1,000	$22.50	$1,022.50
$150.00	$1,000	$22.50	$1,022.50

Because the closing price of the underlying stock may be subject to significant fluctuation over the term of the RevCons, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (a) whether the closing price of the underlying stock falls to or below the specified trigger price from and including the pricing date to and including the determination date and (b) the closing price of the underlying stock on the determination date.

December 2007	Page 7

RevConsSM
Three RevCons Each Due March 12, 2008

Risk Factors

Each of the RevCons offered by these preliminary terms are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the particular RevCons.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the RevCons and the suitability of such RevCons in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons.  For a complete list of risk factors, please see the accompanying prospectus supplement for RevCons and the accompanying prospectus.

Structure Specific Risk Factors

▪
No guaranteed return of principal.  The payment to investors at maturity will either be (i) cash equal to the stated principal amount of each RevCons or (ii) if the closing price of the relevant underlying stock on the determination date is less than its initial share price and the closing price of the relevant underlying stock has decreased to or below the specified trigger price over the term of the RevCons, a number of shares of the relevant underlying stock, or, at our option, the cash value of the shares as of the determination date.  If investors receive shares of the relevant underlying stock at maturity in exchange for each RevCons, or the cash value of those shares, the value of those shares or the cash will be less than the stated principal amount of each RevCons and could be zero.

▪
Investors will not participate in any appreciation in the value of the underlying stock.  Investors in a particular RevCons will not participate in any appreciation in the price of the underlying stock for that RevCons, and the return on the RevCons will be limited to the interest payable on the RevCons.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the RevCons in the secondary market.  Although the issuer expects that generally the closing price of the relevant underlying stock for the particular RevCons on any day will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include: whether the closing price of the relevant underlying stock has decreased to or below the specified trigger price on any trading day, the volatility and dividend rate on the relevant underlying stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the RevCons, the issuer’s creditworthiness and the occurrence of certain events affecting the relevant underlying stock that may or may not require an adjustment to the exchange ratio.

▪
Market price influenced by inclusion of commissions and projected profit from hedging activities.  The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the RevCons in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the RevCons, as well as the projected profit included in the cost of hedging the issuer’s obligations under the RevCons.

▪
Maturity date of the RevCons may be accelerated. The maturity of each specific RevCons will be accelerated if (i) the closing price of the underlying stock for that RevCons (as adjusted for certain corporate events) on any two consecutive trading days is less than $2.00 or (ii) there is an event of default with respect to the RevCons.  The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the RevCons.

▪
No shareholder rights.  Investing in the RevCons is not equivalent to investing in the underlying stock for that RevCons.  Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock for that RevCons.

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RevConsSM
Three RevCons Each Due March 12, 2008

▪
The RevCons may become exchangeable into the common stock of a company other than the underlying stock for that RevCons.  Following certain corporate events relating to an underlying stock, you may receive at maturity the common stock of a successor corporation to the relevant underlying stock.  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the RevCons.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity of a RevCons for certain corporate events affecting the underlying stock for that RevCons, there may be other corporate events (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of underlying stock for that RevCons payable at maturity, the market price of the RevCons may be materially and adversely affected.

▪
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the RevCons.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the RevCons, the timing and character of income on the RevCons might differ significantly from the tax treatment described in the Tax Disclosure Sections.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the accompanying prospectus supplement for RevCons.

Other Risk Factors

▪
The RevCons offered by these preliminary terms are distinct RevCons and do not offer diversified exposure to all of the underlying stocks. These preliminary terms offer three separate RevCons.  Each RevCons carries exposure to the underlying stock for that RevCons.  Purchasing any particular RevCons will not give you diversified exposure to any other, or all of the underlying stocks or any rights in respect of the other RevCons offered by these preliminary terms.

▪	Secondary trading may be limited. The RevCons will not be listed and there may be little or no secondary market for the RevCons. You should be willing to hold your RevCons to maturity.

▪
No affiliation with any issuer of an underlying stock. None of the issuers of the underlying stock is an affiliate of the issuer, is involved with this offering in any way, or has any obligation to consider the interests of investors in taking any corporate actions that might affect the value of the RevCons.  The issuer has not made any due diligence inquiry with respect to any issuer of underlying stock in connection with this offering.

▪
Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the RevCons. The economic interests of MS & Co., as the calculation agent and of MS & Co. and other affiliates of the issuer that will carry out hedging activities related to the RevCons or that trade the underlying stocks on a regular basis are potentially adverse to your interests as an investor in the RevCons.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the RevCons could adversely affect the price of the underlying stocks on the pricing date and at maturity and, as a result, could decrease the amount you may receive on the RevCons at maturity. Any of these hedging or trading activities on or prior to the pricing date in respect of a particular RevCons could potentially affect the price of the underlying stock for that RevCons and, accordingly, potentially increase the relevant initial share price used to calculate the relevant trigger price and, therefore, potentially have raised the relevant trigger price relative to the price of the underlying stock absent such hedging or trading activity. Additionally, such hedging or trading activities during the term of a particular RevCons could potentially affect whether the closing price of the relevant underlying stock decreases to or below the relevant trigger price and, therefore, whether or not

December 2007	Page 9

RevConsSM
Three RevCons Each Due March 12, 2008

you will receive the stated principal amount of the RevCons or shares of the relevant underlying stock (or the cash value thereof) at maturity.  Furthermore, if the closing price of an underlying stock has decreased to or below the relevant trigger price such that you will receive shares of that underlying stock at maturity, or at our option, the cash value of those shares, the issuer’s trading activities prior to or at maturity could adversely affect the value of those shares of the underlying stock.

▪
Morgan Stanley may engage in business with or involving any issuer of underlying stock without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with an issuer of an underlying stock without regard to your interests, and thus may acquire non-public information about an issuer of an underlying stock.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to an issuer of an underlying stock, which may or may not recommend that investors buy or hold the particular underlying stock.

For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on S-8 of the prospectus supplement for RevCons.  The issuer also urges you to consult your investment, legal, tax, accounting and other advisers before you invest in the RevCons.

December 2007	Page 10

RevConsSM
Three RevCons Each Due March 12, 2008

Information about the Underlying Stocks

Each underlying stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by the issuer of each underlying stock pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number detailed below through the Securities and Exchange Commission’s website at http://www.sec.gov.  In addition, information regarding the issuer of each underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for RevCons.

These preliminary terms relate only to the RevCons offered hereby and do not relate to any underlying stock or other securities of any issuer of underlying stock.  The issuer has derived all disclosures contained in these preliminary terms regarding each issuer of underlying stock from the publicly available documents described in the preceding paragraph.  In connection with the offering of the RevCons, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to any issuer of underlying stock.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding any issuer of underlying stock is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of any underlying stock.

Apple Inc.
Apple Inc. designs, manufactures and markets personal computers, portable digital music players and mobile communication devices. Its SEC file number is 000-10030.

Deere & Company
Deere & Company is engaged in the production of agricultural, commercial, consumer, construction and forestry equipment, as well as the financing of sales and leases of the equipment it produces.  Its SEC file number is 001-4121.

Foster Wheeler Ltd.
Foster Wheeler Ltd. engineers, designs and constructs facilities for various industries, including energy, chemical and petrochemical, biotechnology and healthcare. Its SEC file number is 001-31305.

December 2007	Page 11

RevConsSM
Three RevCons Each Due March 12, 2008

Historical Information

Historical Information.  The following tables set forth the published high and low closing prices for each underlying stock for 2004, 2005, 2006 and 2007 through November 20, 2007.  The associated graphs show the closing price for the underlying stock for each day from November 20, 2004 to November 20, 2007.  The issuer obtained the prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying stock as an indication of future performance.

Apple Inc. (CUSIP 037833100)	High	Low	Dividend
2004
First Quarter	13.96	10.64	-
Second Quarter	16.85	12.89	-
Third Quarter	19.38	14.57	-
Fourth Quarter	34.22	19.15	-
2005
First Quarter	45.07	31.65	-
Second Quarter	43.74	34.13	-
Third Quarter	53.84	36.50	-
Fourth Quarter	74.98	49.25	-
2006
First Quarter	85.59	58.71	-
Second Quarter	71.89	56.02	-
Third Quarter	77.61	50.67	-
Fourth Quarter	91.81	73.23	-
2007
First Quarter	97.10	83.27	-
Second Quarter	125.09	90.24	-
Third Quarter	154.50	117.05	-
Fourth Quarter (through November 20, 2007)	191.79	153.76	-

Historical prices with respect to AAPL Stock have been adjusted for a two-for-one stock split that was effected on February 25, 2005. We make no representation as to the amount of dividends, if any, that Apple Inc. may pay in the future.  In any event, as an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of Apple Inc.

December 2007	Page 12

RevConsSM
Three RevCons Each Due March 12, 2008

Deere & Company (CUSIP 244199105)	High	Low	Dividend
2004
First Quarter	69.94	60.99	$0.28
Second Quarter	74.85	62.90	$0.28
Third Quarter	67.86	57.60	$0.28
Fourth Quarter	74.42	58.05	$0.28
2005
First Quarter	72.94	65.85	$0.31
Second Quarter	68.12	59.69	$0.31
Third Quarter	73.53	60.40	$0.31
Fourth Quarter	70.58	57.16	$0.39
2006
First Quarter	79.78	68.00	$0.39
Second Quarter	91.34	77.30	$0.39
Third Quarter	84.78	68.67	$0.39
Fourth Quarter	98.14	83.59	$0.44
2007
First Quarter	115.95	90.89	$0.44
Second Quarter	124.30	104.48	$0.44
Third Quarter	148.42	117.09	$0.50
Fourth Quarter (through November 20, 2007)	160.30	141.51	-

Historical prices with respect to DE Stock have been adjusted for a two-for-one stock split that was effected on December 3, 2007.  We make no representation as to the amount of dividends, if any, that Deere & Company may pay in the future.  In any event, as an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of Deere & Company.

December 2007	Page 13

RevConsSM
Three RevCons Each Due March 12, 2008

Foster Wheeler Ltd. (ISIN G36535139)	High	Low	Dividend
2004
First Quarter	38.00	20.20	-
Second Quarter	35.60	21.60	-
Third Quarter	21.00	9.10	-
Fourth Quarter	15.90	8.80	-
2005
First Quarter	19.00	12.70	-
Second Quarter	19.66	12.87	-
Third Quarter	31.03	19.90	-
Fourth Quarter	37.65	26.66	-
2006
First Quarter	52.00	36.27	-
Second Quarter	50.47	35.49	-
Third Quarter	44.45	34.14	-
Fourth Quarter	56.35	38.57	-
2007
First Quarter	59.58	47.20	-
Second Quarter	109.72	58.60	-
Third Quarter	131.72	89.37	-
Fourth Quarter (through November 20, 2007)	154.96	131.85	-

Historical prices with respect to FWLT Stock have been adjusted for a one-for-twenty reverse stock split that was effected on November 29, 2004.  We make no representation as to the amount of dividends, if any, that Foster Wheeler Ltd. may pay in the future.  In any event, as an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of Foster Wheeler Ltd.

December 2007	Page 14